Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-82894, 333-130675, 333-136974, 333-170494, 333-168528 and 333-161028 on Form S-8; No.333-66934 on Form S-4 and No. 333-169327 on Form S-3 of BE Aerospace, Inc. of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of BE Aerospace, Inc., and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of BE Aerospace, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Boca Raton, Florida
February 24, 2011